Exhibit 10.15

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of 9/6/2019, by and between G&I VII RIVER PLACE LP, a Delaware limited partnership (“Landlord”), and AMBIQ MICRO, INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant are parties to a Lease (“Current Lease”) dated as of November 11, 2016, for the Premises deemed to contain 12,402 rentable square feet presently known as Suite 200 in the Building known as River Place Corporate Park, Building VII located at 6500 River Place Boulevard, Austin, Texas. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.

B. The Term currently expires on June 30, 2020. Landlord and Tenant wish to amend the Current Lease to extend the Term upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals: Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Current Lease.

2. Term. The Term is hereby extended by an additional 36 months, for the period commencing on July 1, 2020, and terminating on June 30, 2023. “Expiration Date” means the last day of the Term, or such earlier date of termination of the Lease pursuant to the terms thereof Except as set forth in Section 5 below, any and all options of Tenant to extend or reduce the Term or expand or reduce the size of the Premises, including without limitation rights of first refusal, offer, and negotiation, are hereby deleted in their entireties and are of no further force and effect.

3. Fixed Rent and Operating Expenses.

(a) Effective on July 1, 2020, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent during the Term as follows, payable in the monthly installments set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of Premises	Annualized Fixed Rent	Monthly Fixed Rent
7/1/20-6/30/21	$25.75	$319,351.50	$26,612.63
7/1/21-6/30/22	$26.52	$328,901 .04	$27,408.42
7 /1/22 - 6/30/23	$27.32	$338,822 .64	$28,235.22

(b) Effective on July 1, 2020, the first sentence of Section 5(d) of the Current Lease shall be deleted in its entirety and replaced with the following:

“If, during the first or other years of the Term, less than one hundred percent (100%) of the rentable area of the Building is or was occupied by tenants, Project Expenses and Project Utility Costs shall be deemed for such year to be an amount equal to the costs that would have been incurred had the occupancy of the Building been at least one hundred percent (100%) throughout such year, as reasonably determined by Landlord and taking into account that certain expense fluctuate with the Building’s occupancy level (e.g., janitorial expenses) and certain expenses do not so fluctuate (e.g. landscaping expense).”

4. Condition of Premises. Except for Landlord’s obligation to perform the Leasehold Improvements as set forth on Exhibit A attached hereto and subject to Landlord’s ongoing maintenance and repair obligations set forth in the Lease, Tenant acknowledges and agrees that Landlord has no obligation under the Lease to make any improvements to or perform any work in the Premises, or provide any improvement allowance, and Tenant accepts the Premises in their current “AS IS” condition. Tenant acknowledges that the Leasehold Improvements (as defined in Exhibit A) will be completed while Tenant is occupying the Premises, and may interfere with or disrupt Tenant’s business or otherwise inconvenience Tenant. Landlord’s completion of the Leasehold Improvements during Tenant’s occupancy of the Premises will not be considered a breach of Tenant’s rights under the Lease. Landlord will use commercially reasonable efforts to minimize any disruption or inconvenience lo Tenant or Tenant’s business operations in the Premises, provided Tenant will reasonably cooperate with Landlord with respect to the Leasehold Improvements, including without limitation packing loose and personal contents and moving Tenant’s electronic equipment as reasonably requested in advance and in writing by Landlord. Landlord will provide Tenant in writing with a schedule for completing the Leasehold Improvements, after which Tenant will provide access to the Premises to Landlord substantially in compliance with such schedule but without Landlord having to provide any further notice to Tenant; provided Landlord shall provide written notice to Tenant of any material changes to such schedule.

5. Extension Option.

(a) Provided: (i) no Event of Default by Tenant exists nor any condition that, with notice and/or the passage of time, would constitute an Event of Default; (ii) the Lease is in full force and effect; (iii) Tenant is the originally named Tenant; and (iv) Tenant is then occupying 70% of the Premises for the conduct of Tenant’s business, Tenant shall have the right to extend the Term (“Extension Option”) for a period of 36 months beyond the end of the Term as extended by this Amendment (“Extension Term”) by delivering Tenant’s written extension election notice (“Extension Notice”) to Landlord no later than the Extension Deadline and no earlier than 3 months prior to the Extension Deadline, with time being of the essence. The “Extension Deadline” means the date that is 9 months prior to the expiration of the Term as extended by this Amendment. If an Event of Default exists at any time after Landlord receives the Extension Notice but before the first day of the Extension Term, then Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the Extension Option. The terms and conditions of the Lease during the Extension Term shall remain unchanged except Tenant shall only be entitled to the one Extension Term provided above, the annual Fixed Rent for the Extension Term shall be the Extension Rent (as defined below), but no less than the Fixed Rent payable for the year immediately preceding the commencement of the Extension Term, the Expiration Date shall be the last day of the Extension Term (or such earlier date of termination of the Lease pursuant to the terms hereof), and, except to the extent reflected in the Extension Rent, Landlord shall have no obligation to perform any tenant improvements to the Premises or provide any tenant improvement allowance to Tenant. Upon Tenant’s delivery of the Extension Notice, Tenant may not thereafter revoke its exercise of the Extension Option. Notwithstanding anything to the contrary in the Lease, Tenant shall have no right to extend the Term other than or beyond the one, 36-month Extension Term described in this paragraph.

(b) “Extension Rent” means the fair market extension term base rent for space comparable to the Premises in comparable buildings in the market in which the Project is located. In determining the Extension Rent, Landlord, Tenant and any broker shall take into account all relevant factors including, without limitation, prevailing market allowances and concessions for renewing tenants, space measurement methods and loss factors, the lease term, the size of the space, the location of the building(s), parking charges, the amenities offered at the building(s), the age of the building(s), and whether Project Expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. During the Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods, or other economic concessions (if any) that Tenant was entitled to during the prior Term, except to the extent such items are indirectly incorporated into the Extension Rent as set forth in this Section. When the Extension Rent is being determined for the first year of the Extension Term, the Extension Rent for the second and all subsequent years of the Extension Term shall also be determined in accordance with the same procedures as are set forth herein and based upon the then prevailing annual rent escalation factor in the applicable leasing market.

(c) If Tenant timely exercises the Extension Option and Landlord and Tenant do not agree upon the Extension Rent in writing by the date that is the later of 20 days after Landlord’s receipt of the Extension Notice or 3 months prior to the Extension Deadline, then within 15 days after either party notifies the other in writing that such notifying party desires to determine the Extension Rent in accordance with the procedures set forth in this Section, Landlord and Tenant shall each deliver to the other party a written statement of such delivering party’s determination of the Extension Rent, together with such supporting documentation as the delivering party desires to deliver. Within 10 days after such 15-day period, Landlord and Tenant shall appoint a real estate broker having a minimum of IO years’ experience as a commercial real estate broker for office buildings in the market in which the Project is located, and such broker shall select either Landlord’s determination or Tenant’s determination of the Extension Rent, whichever the broker finds more accurately reflects the Extension Rent. The broker shall be instructed to notify Landlord and Tenant of such selection within 10 days after such broker’s appointment. The broker shall have no power or authority to select any Extension Rent other than the Extension Rent submitted by Landlord or Tenant nor shall the broker have any power or authority to modify any of the provisions of the Lease, and the decision of the broker shall be final and binding upon Landlord and Tenant. If Landlord and Tenant do not timely agree in writing upon the appointment of the broker, Landlord shall submit to Tenant the names of 3 qualified brokers with a minimum of 10 years’ experience as a commercial real estate broker for office buildings in the market in which the Project is located, and Tenant shall have 10 days after receiving such names to notify Landlord of which of the 3 brokers Tenant selects to determine the Extension Rent. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the broker. The fee and expenses of the broker shall be shared equally by Landlord and Tenant.

(d) Upon Tenant’s timely and proper exercise of the Extension Option pursuant to the terms above and satisfaction of the above conditions: (i) the “Term” shall include the Extension Term, subject only to the determination of Extension Rent; and (ii) upon Landlord’s written request, Tenant shall execute prior to the expiration of the then-expiring Term, a commercially reasonable and appropriate amendment to the Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Extension Option).

6. Brokers. Landlord and Tenant each represents and warrants to the other that such representing patty has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Jones Lang LaSalle Brokerage, Inc. (“Broker”). Each party must indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to its misrepresentation or breach of warranty under this Section. Landlord must pay Broker a commission in connection with this Amendment pursuant to the terms of a separate written agreement between Landlord and Broker. This Section will survive the expiration or earlier termination of the Term.

7. Notices.

The current addresses for notices to each party under the Lease are set forth below:

Tenant:	Ambiq Micro, Inc.
Attn: Finance & Administration
6500 River Place Blvd., Suite 200
Austin, TX 78730
Email: bmccarthy@ambigmicro.com

Landlord:	G&I VII River Place LP
c/o Brandywine Realty Trust
Attn: Legal Notices/Legal Dept., RE: Building 823
FMC Tower at Cira Centre South
2929 Walnut St., Suite 1700
Philadelphia, PA 19104
Phone No. 610-325-5600
Email: Legal.Notices@bdnreit.com

Notwithstanding anything to the contrary in the Lease, billing statements and the like may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact without copies.

Tenant’s billing contact:

Ambiq Micro, Inc.

Attn: Bettie McCarthy, Finance & Administration

6500 River Place Blvd., Suite 200

Austin, TX 78730

Phone: (512) 879-2848

Email: bmccarthy@ambigmicro.com

For informational purposes, Tenant’s current contacts lor the following are set forth below, and Tenant shall endeavor to notify Landlord in writing of any changes to this information:

(1) Tenant insurance certificates:

Name: Bettie McCarthy

Email: bmccaithy@ambigmicro.com

(2) Tenant property management issues:

Name: Bettie McCarthy

Email: bmccarthy@ambigmicro.com

8. Effect of Amendment: Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto.

9. Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so. Tenant hereby represents and warrants to Landlord that To Tenant’s actual knowledge, there are currently no defaults by Landlord or Tenant under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease.

10. Waiver of Implied Tenant Termination Option. Reference is hereby made to the decision rendered by the Supreme Court of Texas in Rohrmoos Venture et al v. UTSW DVA Healthcare LLP, 2019 WL 1873428 (Tex. Apr. 26, 2019) (“Rohrmoos”). NOTWITHSTANDING ANYTHING IN ROHRMOOS TO THE CONTRARY, TENANT HEREBY EXPRESSLY WAIVES AND DISCLAIMS ANY AND ALL IMPLIED RIGHTS TO TERMINATE THE LEASE SET FORTH IN ROHRMOOS. BOTH LANDLORD AND TENANT HA VE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THE LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THE LEASE BUT FOR THE DISCLAIMERS SET FORTH ABOVE, AND TENANT HEREBY ACKNOWLEDGES AND AGREES THAT TENANT’S RIGHTS (AS APPLICABLE) TO TERMINATE THE LEASE SHALL BE SOLELY LIMITED TO THOSE EXPLICITLY SET FORTH IN THE LEASE.

11. Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

12. OF AC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and must at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto must defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first-above written.

LANDLORD:
G&I VII RIVER PLACE LP, a Delaware limited partnership

By: G&I VII River Place GP LLC, its general partner

By:	/s/ Suzanne Stumpf
Name:	Suzanne Stumpf
Title:	VP, Asset Management
Date:	9/6/2019

TENANT:
AMBIQ MICRO, INC., a Delaware corporation

By:	/s/ Fumihide Esaka
Name:	Fumihide Esaka
Title:	Chairman, CEO
Date:	09.04.2019

EXHIBIT A

LEASEHOLD IMPROVEMENTS

This Exhibit A Leasehold Improvements (“Exhibit”) is a part of the Amendment to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Amendment.

1. Process.

(a) Construction Information. No later than July 1, 2020, and in any event prior to commencement of the Leasehold Improvements, Tenant shall furnish Landlord with the information (“Construction Information”) that is reasonably required by Landlord’s architect (“Architect”) to enable the Architect to prepare the final plans for the Leasehold Improvements, including, without limitation, Tenant’s finish selections, mechanical loads, electrical loads and locations, furniture plans, and special lighting and use requirements, if any. “Leasehold Improvements” means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered, or installed at, or otherwise acquired for, the Premises in accordance with the CD’s (as defined in Section 1(c) below), or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance (as defined in Section 9 below), including without limitation all necessary demising walls and associated work. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include any telephone, telephone switching, telephone, data, and security cabling and systems, furniture, computers, servers, suite security, Tenant’s trade fixtures and equipment, and other personal property installed (or to be installed) by or on behalf of Tenant in the Premises (“Tenant’s Equipment”) or any of the associated permits for any of the foregoing.

(b) TEA for Planning Costs. “TEA” means a Tenant expenditure authorization, which may be in the form of a written document and/or an email sent via electronic transmittal to Tenant’s Representative (as defined in Section 1(h)). Based on the Construction Information, Landlord shall prepare a TEA for the Planning Costs, and deliver such TEA to Tenant for approval in accordance with Section 1(e) below. “Planning Costs” means all costs related to the design of the Leasehold Improvements including, without limitation, the actual and reasonable professional fees of any engineers, consultants, architects, and/or space planners engaged by Landlord and other professionals preparing and/or reviewing the CD’s.

(c) Approval of CD’s. As soon as reasonably practical after Tenant’s approval (or deemed approval) of the TEA for Planning Costs, Landlord shall cause the Architect to prepare proposed construction drawings and specifications for the Leasehold Improvements (“Proposed CD’s”), and deliver the Proposed CD’s to Tenant for approval in accordance with Section 1(e) below (once approved, the “CD’s”). The CD’s may include construction working drawings, mechanical, electrical, plumbing, and other technical specifications, and the finishing details, including wall finishes and colors, and technical and mechanical equipment installation, if any, detailing installation of the Leasehold Improvements, and shall be based on the Construction Information. Landlord’s approval of the CD’s and any changes thereto shall impose no responsibility or liability on Landlord for their completeness, design sufficiency, or compliance with Laws.

(d) TEA for Construction Costs. As soon as reasonably practical after Tenant’s approval (or deemed approval) of the CD’s, Landlord shall submit the CD’s to no less than two (2) of Landlord’s selected general contractors for bidding. Landlord shall then prepare a TEA for the Construction Costs, and deliver such TEA to Tenant for approval in accordance with Section 1(e) below. “Construction Costs” means all actual and reasonable costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead, and profit, and the cost of all labor and materials supplied by the general contractor engaged by Landlord (“Contractor”), suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements.

(e) Tenant’s Approval Process. Within 5 business days after Tenant’s receipt of a TEA or the Proposed CD’s from Landlord, Tenant shall notify Landlord in writing as to whether Tenant approves or disapproves of such TEA or Proposed CD’s (as applicable), which approval shall not be unreasonably withheld, conditioned, or delayed. If Tenant disapproves of a TEA or Proposed CD’s or any aspect thereof: (i) Tenant shall provide Landlord with a reasonably detailed written statement setting forth the reason(s) for such disapproval; (ii) Landlord and Tenant shall work together in good faith to promptly resolve any open issues; (iii) Landlord shall promptly have the TEA or

Proposed CD’s (as applicable) revised and resubmitted to Tenant for Tenant’s approval; and (iv) this process shall continue until Tenant approval is given, except that Tenant shall approve or disapprove any revisions within three (3) business days after Tenant’s receipt thereof. Tenant’s disapproval of a TEA or Proposed CD’s shall be deemed unreasonable if the TEA or Proposed CD’s are substantially based on the Construction Information. If Tenant fails to timely deliver to Landlord Tenant’s written, reasonable disapproval, Landlord shall provide Tenant with a second notice requesting approval of such TEA or Proposed CD’s. If Tenant fails to respond to such second notice within three (3) business days of Tenant’s receipt thereof, Tenant shall be deemed to have given its approval, and Landlord shall be authorized (but not required) to proceed thereon.

(f) Change Orders. Tenant shall have the right to make changes to the CD’s provided: (i) such changes are approved in writing by Landlord (“Approved Changes”), which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) Tenant reimburses Landlord for the reasonable net costs to Landlord (including any delays) arising therefrom (the “Additional Costs”). Landlord shall have the right to issue a TEA for Additional Costs, which shall be included in the total Construction Costs.

(g) Outside Date. Intentionally Deleted.

(h) Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Bettie McCarthy, whose email address is bmccarthy@ambiqmicro.com. “Landlord’s Representative” means Bill Lindstrom, whose email address is william.lindstrom@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies. Tenant’s Representative shall have authority to grant any consents or approvals by Tenant under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Landlord shall have the right to rely thereon. Tenant hereby ratifies all actions and decisions with regard to the Leasehold Improvements that Tenant’s Representative may have taken or made prior to the execution of the Amendment. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval, or other matter relating to the Leasehold Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.

2. Completion of Leasehold Improvements.

(a) Allocation. Except to the extent that the CD’s, the Approved Changes, and/or this Exhibit provide that Tenant shall complete a portion of the Leasehold Improvements, Landlord shall cause the Leasehold Improvements to be made, constructed, or installed in a good and workmanlike manner and substantially in accordance with the CD’s and Approved Changes.

(b) Building Standards. Except as expressly set forth otherwise in the CD’s and/or the Approved Changes, Landlord shall cause the Leasehold Improvements to be constructed or installed to Building Standards; provided, however, Landlord shall have the right to substitute comparable non-Building Standard materials, fixtures, finishes, and items to the eA1ent Building Standard items are not readily available. “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.

3. Central Systems. Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Building systems or components within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems, or anything located within the core of the Building or central to the operation of the Building).

4. Tenant’s Equipment. Tenant shall be solely responsible for the procuring, ordering, delivery, and installation of Tenant’s Equipment in compliance with all Laws. Tenant shall coordinate the installation of Tenant’s Equipment (including cabling) at the Premises with Contractor’s completion of the Leasehold Improvements.

5. Cooperation. Tenant and Tenant’s Representative shall cooperate with Landlord, Architect, and the Contractor to promote the efficient and expeditious completion of the Leasehold Improvements.

6. Substantial Completion. “Substantial Completion” means the later of the date on which: (i) the Leasehold Improvements have been completed except for work that does not materially affect Tenant’s ability to use the Premises for the Permitted Use; and (ii) Landlord has obtained a final inspection approval, or temporary or permanent certificate of occupancy from the applicable local governing authority. If issuance of such approval or certificate is conditioned upon Tenant’s installation of any of Tenant’s Equipment, or completion of any other work or activity in the Premises for which Tenant is responsible, and the governmental authority will not issue the approval or certificate, or schedule an inspection of the Leasehold Improvements due to Tenant’s failure to complete any work, installation, or activity (including the installation of any of Tenant’s Equipment), then Substantial Completion shall be deemed to have occurred without Landlord having obtained the approval or temporary or permanent certificate of occupancy.

7. Punch List. “Punch List” means the list of items of Leasehold Improvements, if any, that require installation, correction, repair, or replacement, do not materially affect Tenant’s ability to use the Premises for the Permitted Use, and are listed in a writing prepared in accordance with this paragraph. Landlord’s Representative shall schedule a walkthrough of the Premises with Tenant’s Representative to occur on or after Substantial Completion, from which Landlord’s Representative shall generate a final Punch List. Landlord shall diligently pursue completion of any Punch List work, and make commercially reasonable efforts to complete all Punch List work within 30 days after Substantial Completion, subject to long-lead items. Landlord shall obtain from Contractor a commercially customary one-year warranty for the Leasehold Improvements, and Landlord shall use commercially reasonable efforts to make a claim under such warranties on behalf of Tenant to the extent necessary. The taking of possession of the Premises by Tenant shall constitute an acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory except as to (i) any latent defects discovered within the first 12 months of the Term and (ii) items contained in the Punch List.

8. Tenant Delay. In the event of Tenant Delay, Substantial Completion shall be deemed to be the date Substantial Completion would have occurred but for Tenant Delays. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work, or otherwise take any action to compensate for any Tenant Delay. Tenant shall reimburse Landlord for any incremental costs in labor, materials, and supplies incurred due to Tenant Delay to the extent they are Excess Costs (as defined in Section 9(c) below). “Tenant Delay” means that, in whole or in part, Substantial Completion is delayed, or Landlord is actually delayed in obtaining any permit(s) or certificate(s) that Landlord is required to obtain under the Lease or this Exhibit, as a result of any of the following: (i) Tenant fails to fully and timely comply with the terms of this Exhibit, including without limitation Tenant’s failure to comply with any of the deadlines specified in this Exhibit, subject to any cure periods provided; (ii) Tenant materially changes the CD’s, including any Approved Changes, notwithstanding Landlord’s approval of such changes and further provided that Landlord identifies the amount of delay attributable to such changes to Tenant in writing in its approval of any Approved Changes; (iii) Tenant changes the Construction Information; (iv) Tenant requests non-Building Standard improvements, materials, finishes, or installations; (v) delays caused solely by any governmental or quasi-governmental authorities arising from the Leasehold Improvements being designed to include items or improvements not typically found in office space of other comparable buildings in the market in which the Building is located; (vi) Tenant or any person or entity employed or engaged by or on behalf of Tenant unreasonably interferes with the work of Landlord or Contractor including, without limitation, during any pre-commencement entry period or in connection with Tenant’s installation of Tenant’s Equipment and fails to promptly cease such interference upon receiving notice thereof; or (vii) any other actual delay caused solely by Tenant or any or any person or entity employed or engaged by or on behalf of Tenant.

9. Costs.

(a) Improvement Allowance. Landlord shall provide the Improvement Allowance to Tenant in accordance with this Exhibit. “Improvement Allowance” means an amount equal to the product of $3.00 multiplied by the total rentable square footage of the Premises, which product equals $37,206.00. The Improvement Allowance shall be applied solely towards payment of the Improvement Costs, but specifically excluding costs for Tenant’s Equipment, cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building. “Improvement Costs” means the sum of: (i) the Planning Costs; (ii) the Construction Costs; and (iii) Construction Management Fee (as defined in Section 9(b) below). If, as of September 30, 2020, any portion of the Improvement Allowance remains unused, the Improvement Allowance shall be deemed reduced by such unused amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.

(b) Construction Management Fee. Tenant shall pay the Construction Management Fee to Landlord as compensation for Landlord’s construction management services under this Exhibit. “Construction Management Fee” means a fee in the amount of 3% of the sum of the Planning Costs and the Construction Costs. Landlord may deduct all or a portion of Construction Management Fee from the Improvement Allowance, and/or invoice Tenant therefor, payable to Landlord within 30 days after the date of delivery of such invoice to Tenant in writing.

(c) Excess Costs. Tenant shall be solely responsible for all Improvement Costs in excess of the Improvement Allowance (“Excess Costs”). Landlord may issue a TEA for Excess Costs. Tenant shall pay the estimated Excess Costs in full within 15 days after receipt of a written invoice therefor. Tenant shall pay any and all unpaid Excess Costs within 15 days after receipt of an written invoice there for from time to time, provided Landlord shall have the right to invoice Tenant with respect to particular components of the Leasehold Improvements and the applicable amount of unpaid Excess Costs (as reasonably determined by Landlord) upon substantial completion of such component.

(d) Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists a monetary Event of Default under the Lease.

C-4